Exhibit 99.1

 Husker Ag, LLC
54048 Hwy 20
P.O. Box 10
Plainview, NE  68769

To the members of the Revenue Committee:

        Speaking on behalf of the 518 members of Husker Ag LLC, I would like to comment in support of LB 1065 and LB 1066 in general concept, which I believe is to provide a mechanism to fund the incentives allowed under LB 536 and for which Husker Ag has entered into a contract with the State of Nebraska.

        After operating for nearly a year, Husker Ag has lived up to expectations by providing over 30 new jobs at the plant; creating a new market for 9 million bushels of corn annually and also by adding value to that corn right here in Nebraska instead of shipping it out of state or out of country for processing.

        In the past, the state of Nebraska has always met its obligations regarding ethanol production incentives in a timely manner. I believe that it is imperative that this practice continue. It could be very damaging to Husker Ag’s financial condition if current language is left in LB 1065 that allows for prorating of payments or delays of payments in any way.

        According to a recent study conducted by Nebraska Public Power District, the economic activity generated by Husker Ag contributes more than $40 million annually to the local economies in Pierce, Antelope and Knox counties. In my opinion, there has never been a comparable situation where the economy of this area has been affected so favorably by a single business.

        I know that your responsibility as legislators is to guard against shortage in the EPIC fund. I don’t pretend to be wise enough to tell you how you can accomplish this due to changing financial conditions. I can only tell you that in the case of Husker Ag, the system is working. Please do what you can to maintain it. Thank you for listening to my comments.

By: /s/ Gary Kuester
       Gary Kuester, President
       Husker Ag, LLC